FRANKLIN TOWERS ENTERPRISES, INC.
5 Ash Drive
Center Barnstead, NH 03225
Telephone: 702-943-0714

December 28, 2007

Zheng Xinzhong
Chief Executive Officer
Zhengzhong Silkworm Industrial Development Co.
No. 8 Taij Road
Fuling District
Chongqing, China

Re: Zhengzhong Silkworm Industrial Development Co.

Dear Mr. Xinzhong:

Reference is hereby made to Letter Agreement dated November 26, 2007 (the “Letter Agreement”), between Franklin Towers Enterprises, Inc., a Nevada corporation (the “Company”) and Zhengzhong Silkworm Industrial Development Co., a limited liability company organized under the laws of the People’s Republic of China (“Zhengzhong”), pursuant to which the Company intends to acquire from Zhengzhong certain assets, including, fixed assets, real estate holdings, intellectual property and a long term lease of approximately 15,000 acres of mulberry farms (the “Transaction”).

In furtherance of the Transaction and simultaneously with the execution of this letter, the Company hereby pays the sum of Four Hundred Ten Thousand Dollars ($410,000) to Zhengzhong as down payment on the purchase price of the assets (the “Down Payment”). The remainder of the balance of the purchase price, which is to be mutually agreed upon after the Company has completed its due diligence investigation of the Zhengzhong and the assets, is due and payable on the closing of the Transaction.

The closing of the Transaction is subject to the completion of the due diligence investigation of both parties, the execution and delivery of documentation appropriate for the Transaction in form and substance mutually acceptable to both parties, consents from the respective boards of directors of both companies and any third parties and the delivery of audited financial statements of the Seller in conformity with the rules and regulations of the Securities and Exchange Commission. Subject to the forgoing, it is the intent of the parties that definitive documentation with respect to the Transaction be executed and delivered and the closing occur on such date to be mutually agreed upon by the parties. The parties agreed that the Down Payment is fully refundable if the Transaction is not consummated.

If the foregoing accurately sets forth our agreement, please execute where indicated below and return a fully executed copy of this letter to our attention, whereupon this letter shall become a valid and binding agreement between us.

FRANKLIN TOWERS ENTERPRISES, INC.

		By:	/s/ Kelly Fan
		Name:	Kelly Fan
		Title:	Chief Executive Officer

AGREED AND ACCEPTED

Zhengzhong Silkworm Industrial Development Co. Ltd.

By:	/s/ Zheng Xinzhong
Name:	Zheng Xinzhong
Title:	Chief Executive Officer